Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214320) of Adient plc of our report dated June 20, 2017 relating to the consolidated financial statements of Yanfeng Adient Seating Co., Ltd., which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

June 29, 2018